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                                                  EXHIBIT 11
                                  WATTS INDUSTRIES , INC. AND SUBSIDIARIES
                                      COMPUTATION OF EARNINGS PER SHARE
                                                  (Unaudited)
                                           Three Months Ended
                                           September 30

                                               1996           1995
                                           ____________   ____________
PRIMARY
   Average shares outstanding                27,406,598     29,627,112
   Net effect of dilutive stock options -
   based on the treasury stock
   method using average market price             29,981        165,274
                                           ____________   ____________
         Total                               27,436,579     29,792,386
                                           ============   ============
   Net earnings                             $15,633,000    $12,134,000
                                           ============   ============
   Earnings per share                             $ .57          $ .41
                                           ============   ============
FULLY-DILUTED
   Average shares outstanding                27,406,598     29,627,112
   Net effect of dilutive stock options -
   based on the treasury stock
   method using the quarter-end
   market price, if higher than average
   market price                                  46,045        184,548
                                           ____________   ____________
         Total                               27,452,643     29,811,660
                                           ============   ============
   Net earnings                             $15,633,000    $12,134,000
                                           ============   ============
   Earnings per share                             $ .57          $ .41
                                           ============   ============


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